Exhibit 99.1

Press Release & Investor Call

Remote Monitoring and Control Solutions Provider Acorn

Trims Q1 Net Loss with Higher Gross Profit

Dial-in: 1-844-834-0644 for Investor Call Today at 11am ET

Wilmington, DE – May 11, 2023 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other critical industrial equipment, announced results for its first quarter ended March 31, 2023 (Q1’23). An increase in higher-margin monitoring revenue offset a decrease in hardware revenue, generating greater gross profit and a meaningful reduction in Acorn’s Q1’23 net loss vs. Q1’22. Acorn will host a conference call today at 11:00 a.m. ET to review its results, its outlook and to answer investor questions (call details below).

Summary Financial Results – GAAP

($ in thousands)

($ in thousands)	Q1’23	Q1’22	% Chg.
Hardware revenue	$725	$761	-4.7%
Monitoring revenue	1,024	990	3.4%
Total revenue *	$1,749	$1,751	-0.1%
Gross profit	$1,316	$1,258	4.6%
Gross margin	75.2%	71.8%

* All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrix.

Non-GAAP Measure

Reconciliation of GAAP Revenue to Cash-Basis Revenue

($ in thousands)

	Q1’23	Q1’22

Total GAAP revenue	$1,749	$1,751
Less: Amortization of deferred revenue	(1,609)	(1,504)
Plus: Sales recorded to deferred revenue	1,654	1,803
Other adjustments	54	–
Total cash-basis revenue **	$1,848	$2,050
Year-over-year comparison	-9.9%

**See definition of Cash-Basis Revenue, a non-GAAP measure below.

CEO Commentary

Jan Loeb, Acorn’s CEO, commented, “Our Q1’23 results reflect a return to monitoring revenue growth benefitting our gross margin and bottom line. Our Q1’22 revenue benefitted from higher than normal sales of our next-generation wireless monitoring units, driven by the sunsetting of wireless carrier support for 3G technology that occurred in February 2022. Sunsetting also impacted our monitoring revenue as a small percentage of residential customers did not elect to upgrade or went with an OEM competitor, however our Q1’23 results demonstrate that the period of monitoring revenue decline due to sunsetting is now behind us. Our cash-basis revenue comparison was also impacted by prior-year sunsetting.

“Importantly, we ended Q1’23 with a record ‘backlog’ of approximately $6.2M versus $5.7M a year-ago. Our backlog is essentially deferred revenue of which 65%, or $4.0M, will be recognized as revenue under GAAP over the balance of 2023. With the exception of Q1 last year, which reflected the non-recurring positive impact on product sales of sunsetting replacement units, historically the first quarter tends to be our slowest quarter.

“Our Q1’23 gross margin rose to approximately 75%, benefitting from a higher percentage of monitoring revenue in the period, as well as from an increase in sales of commercial and industrial monitoring equipment, which carry higher price points than our distributor-generated residential business.

“We continue to target 20% annual cash-basis revenue growth for the full year, and if we are able to meet this goal, we’d expect to achieve positive cash flow and profitability at the consolidated corporate level. Importantly, Acorn has over $70M of operating loss carryforwards (NOLs) that would largely shield future profitability from cash taxes, and thereby benefit our cash flow as we become profitable.

“Today commercial and industrial companies face many challenges, including rising labor and fuel costs, increasing environmental pressures, budget constraints and ROI goals. OmniMetrix solutions can have a positive impact across all these areas, making us an ideal partner for a broad array of businesses. Increasingly we are seeing customers being attracted to the reduced carbon footprint of remote monitoring as they see opportunities to minimize their environmental impact. We believe this trend, combined with our compelling ROI, should support our business development efforts.

“Acorn closed Q1’23 with $1.3M of cash, no long-term debt and a business that is approaching positive operating cash flow. We believe Acorn is very well-positioned to fund organic growth and to pursue potential external opportunities. We remain very disciplined in our search for potential growth opportunities that would both complement our business and create value for our shareholders.”

Financial Review

Q1’23 revenue of $1,749,000 was in line with Q1’22 revenue of $1,751,000, as monitoring revenue growth offset lower revenue from hardware and accessories. Hardware revenue, including True Guard 2 and Hero 2 units, had benefitted from the sunsetting of 3G technology by cellular providers in Q1’22.

Q1’23 gross profit increased to $1,316,000, as gross margin rose to 75.2%, compared gross profit of $1,258,000 and a gross margin of 71.8% in Q1’22. Gross profit and gross margin benefitted from an increase in monitoring revenue as a percentage of total revenue, as well as an increase in Commercial and Industrial product (True Guard Pro), which carries a higher profit margin than residential product (True Guard 2).

Total operating expenses increased 2.2% to $1,411,000 in Q1’23 vs. $1,380,000 in Q1’22, reflecting a 1.3% increase in selling, general and administrative (SG&A) expenses and an 8% increase in research and development (R&D) expenses. The R&D increase reflects engineering team salary increases, the continued development of next-generation monitoring and control products, and exploration into potential new product lines.

Primarily reflecting gross profit growth outpacing operating costs and the benefit of interest income of $11,000 in Q1’23, net loss attributable to Acorn Energy, Inc. stockholders improved to ($85,000), or ($0.00 per share), in Q1’23 versus ($123,000), ($0.00 per share), in Q1’22.

Liquidity and Cash Flow

Excluding deferred revenue and deferred costs which have essentially no impact on future cash flow, working capital of $2,569,000 included consolidated cash of $1,346,000 at March 31, 2023. This compares to working capital of $2,536,000 and cash of $1,450,000 at December 31, 2022. Acorn used $83,000 of cash in operating activities and $26,000 for investments in technology in Q1’23. Cash used in operating activities was attributable to the company’s net loss and cash used for investing activities related to minor hardware and software technology upgrades. The company has no outstanding debt.

Investor Call Details

Date/Time:	Thursday, May 11th at 11:00 am ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment, serving tens of thousands of customers including 25 Fortune/Global 500 companies. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support by enrolled back-up generators. OmniMetrix solutions monitor critical equipment used by cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities, in addition to residential back-up generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow us

Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended March 31,
	2023	2022

Revenue	$1,749	$1,751
COGS	433	493
Gross profit	1,316	1,258
Operating expenses:
Research and development expense	214	198
Selling, general and administrative expense	1,197	1,182
Total operating expenses	1,411	1,380
Operating loss	(95)	(122)
Interest income, net	11	—
Loss before income taxes	(84)	(122)
Income tax expense	—	—
Net loss	(84)	(122)
Non-controlling interest share of net income	(1)	(1)
Net loss attributable to Acorn Energy, Inc. stockholders	$(85)	$(123)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. stockholders:
Total attributable to Acorn Energy, Inc. stockholders	$0.00	$0.00
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – basic and diluted:
Basic and diluted	39,734	39,688

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	As of March 31, 2023	As of December 31, 2022
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$1,346	$1,450
Accounts receivable, net	771	597
Inventory, net	804	789
Deferred cost of goods sold (COGS)	898	887
Other current assets	312	288
Total current assets	4,131	4,011
Property and equipment, net	641	653
Operating right-of-use assets, net	272	298
Deferred COGS	759	807
Other assets	211	215
Total assets	$6,014	$5,984
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$361	$243
Accrued expenses	137	171
Deferred revenue	4,047	3,984
Current operating lease liabilities	118	116
Other current liabilities	48	58
Total current liabilities	4,711	4,572
Long-term liabilities:
Deferred revenue	2,169	2,187
Noncurrent operating lease liabilities	190	220
Other long-term liabilities	18	16
Total long-term liabilities	2,377	2,423
Commitments and contingencies
Stockholders’ Deficit:
Acorn Energy, Inc. stockholders
Common stock - $0.01 par value per share: Authorized – 42,000,000 shares; issued and outstanding – 39,757,589 and 39,722,589 shares at March 31, 2023 and December 31, 2022, respectively	397	397
Additional paid-in capital	102,911	102,889
Accumulated stockholders’ deficit	(101,352)	(101,267)
Treasury stock, at cost – 801,920 shares at March 31, 2023 and December 31, 2022	(3,036)	(3,036)
Total Acorn Energy, Inc. stockholders’ deficit	(1,080)	(1,017)
Non-controlling interests	6	6
Total stockholders’ deficit	(1,074)	(1,011)
Total liabilities and stockholders’ deficit	$6,014	$5,984

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) (IN THOUSANDS)

	Three months ended March 31,
	2023	2022
Cash flows provided by operating activities:
Net loss	$(84)	$(122)
Depreciation and amortization	38	20
Impairment of inventory	3	—
Non-cash lease expense	31	29
Stock-based compensation	17	31
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	(174)	56
Increase in inventory	(18)	(57)
Decrease (increase) in deferred COGS	37	(135)
(Increase) decrease in other current assets and other assets	(20)	7
Increase in deferred revenue	45	299
Decrease in operating lease liability	(33)	(30)
Increase in accounts payable, accrued expenses, other current liabilities and non-current liabilities	75	123
Net cash (used in) provided by operating activities	(83)	221

Cash flows used in investing activities:
Investments in technology	(26)	(157)
Other capital investments	—	(2)
Net cash used in investing activities	(26)	(159)

Cash flows provided by financing activities:
Warrant exercise proceeds	5	—
Net cash provided by financing activities	5	̶̶̶̶̶—

Net (decrease) increase in cash	(104)	62
Cash at the beginning of the period	1,450	1,722
Cash at the end of the period	$1,346	$1,784

Non-cash investing and financing activities:
Accrued preferred dividends to former CEO of OmniMetrix	$1	$1

Definition of Non-GAAP Measure

OmniMetrix monitoring systems include the sale of equipment and of monitoring services. The majority of the sales of OmniMetrix equipment do not qualify as a separate unit of accounting. As a result, revenue (and related costs) associated with sale of equipment are recorded to deferred revenue (and deferred charges) upon shipment for PG and CP monitoring units. Revenue and related costs with respect to the sale of equipment are recognized over the estimated life of the units which is currently estimated to be three years. In the rare instance that a specific sale of OmniMetrix equipment does qualify as a separate unit of accounting (the unit is custom designed and sold without monitoring), the revenue is recognized when the unit is shipped to the customer and not deferred. Revenues from the prepayment of monitoring fees (generally paid twelve months in advance) are initially recorded as deferred revenue upon receipt of payment from the customer and then amortized to revenue over the monitoring service period. Acorn has provided a non-GAAP financial measure of cash-basis revenue (sales) to aid investors in better understanding our sales performance. Acorn believes this non-GAAP measure assists investors by providing additional insight into our operational performance and helps clarify sales trends. For comparability of reporting, management considers non-GAAP measures in conjunction with generally accepted accounting principles (GAAP) financial results in evaluating business performance. The non-GAAP financial measure presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.